Master Investment Portfolio
Bond Index Master Portfolio (Series 12)
Transactions Effected Pursuant to Rule 10f-3
N-SAR Item 77(O)

                                                                                      Aggregate     Aggregate               Total
                                             Underwriter                              Principal     Principal  Purchase  Commission
                         Date of   Date of   From Whom              Affiliated         Amount         Amount    Price      Paid to
          Issuer         Offering  Purchase  Purchased              Underwriter      of Offering    Purchased  Per Share  Affiliate
-----------------------------------------------------------------------------------------------------------------------------------
Boeing Co                 2/6/03    2/6/03   CSFB                    Barclays Capital $400,000,000   $200,000   $ 98.142         -
Columbus Southern Power  2/11/03   2/11/03   Salomon (Citigroup)     Barclays Capital  250,000,000    150,000     99.737         -
PHH Corp                 2/13/03   2/13/03   BankAmerica Securities  Barclays Capital  600,000,000    100,000     99.333         -
Peco Energy Co.          4/21/03   4/21/03   Banc One                Barclays Capital  450,000,000    250,000    100.000         -
Praxair Inc              5/27/03   5/27/03   BankAmerica             Barclays Capital  350,000,000    150,000     99.656         -
Sara Lee Corp            5/30/03   5/30/03   Citigroup               Barclays Capital  300,000,000    250,000     99.655         -
Valero Energy Corp       5/30/03   5/30/03   JPM                     Barclays Capital  300,000,000    200,000     99.580         -